As filed with the Securities and Exchange Commission on February 25, 2026

Registration No. 333-280107

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 3
to
FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Lavoro Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant's name into English)
Cayman Islands		N/A
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Av. Dr. Cardoso de Melo, 1450, 4th floor, Office 401 São Paulo—SP, Brazil, 04548-005, +55 (11) 4280-0709
(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 (212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 relates to the Registration Statement (as amended, the “Registration Statement”) on Form F-3 (File Number 333-280107) originally filed by Lavoro Limited, a Cayman Islands exempted company with limited liability (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on Form F-1 on March 23, 2023, which was amended by Amendment No. 1 filed on May 9, 2023. The Registration Statement was declared effective by the SEC on May 25, 2023. On November 13, 2023, the Company filed the Post-Effective Amendment No. 1 to the Registration Statement to include information contained in the Company’s Annual Report on Form 20-F for the year ended June 30, 2023. The Post-Effective Amendment No. 1 to the Registration Statement was declared effective by the SEC on November 21, 2023. On July 25, 2024, the Company filed the Registration Statement on Form F-3, constituting a post-effective amendment of the Registration Statement, to convert the Registration Statement into a registration statement on Form F-3. The Registration Statement on Form F-3 was declared effective by the SEC on July 31, 2024. The Registration Statement registered US$150,000,000 Class A Ordinary Shares offered by the Company and up to 121,640,743 Class A Ordinary Shares including up to 10,083,592 Class A Ordinary Shares Underlying Warrants offered by the Selling Securityholders.

On February 13, 2026, the Company announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its Class A Ordinary Shares, par value $0.001 (the “Shares”) from the Nasdaq Global Market. On February 24, 2026, the Company filed a Notification of Removal From Listing And Registration on Form 25 with the SEC to delist the Shares from Nasdaq and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC requesting the termination of registration of the Shares under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment No. 3 is made pursuant to an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Post-Effective Amendment No. 3, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on the 25th day of February, 2026.

LAVORO LIMITED

By:	/s/ Julian Garrido Del Val Neto
Name:	Julian Garrido Del Val Neto
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.